PROXY RESULTS
	During the six months ended June 30, 2006, Cohen
& Steers REIT and Preferred Income Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 27, 2006. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	 46,200,269 	 546,650
Robert H. Steers	 46,218,824 	 528,095
C. Edward Ward, Jr.	 46,201,299 	 545,620



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
George Grossman	 	 22,294 	209
Robert H. Steers	 22,293 	210
C. Edward Ward, Jr.	 22,290 	213